EXHIBIT 99.1

AFFILIATE OF ENTERPRISE’S GENERAL PARTNER

PURCHASES $100 MILLION OF ENTERPRISE COMMON UNITS

Houston, Texas (March 16, 2015) – Enterprise Products Partners L.P. (“Enterprise” NYSE: EPD) announced today that an affiliate of its general partner, which is owned by privately held Enterprise Products Company (“EPCO”), purchased 3,225,057 Enterprise common units for approximately $100 million, or $31.01 per unit. The purchase was executed through Enterprise’s at-the-market (“ATM”) equity issuance program. EPCO and its affiliates own approximately 35 percent of Enterprise’s common units, inclusive of this purchase. Enterprise will use the proceeds from this transaction to fund a portion of its growth capital investments and for general company purposes.

“EPCO and our general partner have consistently been supportive in the growth of our partnership,” said Michael A. Creel, chief executive officer of Enterprise’s general partner. “Since 2010, inclusive of this investment, EPCO has purchased more than $500 million of our common units directly from the partnership to provide capital for our investments in energy infrastructure.”

“EPCO is pleased to increase our investment in Enterprise during this period of market volatility,” stated Randa Duncan Williams, chairman of EPCO. “We believe in Enterprise’s attractive long-term growth prospects and take comfort in its financial stability through its distribution coverage and strong balance sheet.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the common units described herein or any other securities. The purchase and sale described above were made only by means of a prospectus and related prospectus supplement, which are part of an effective registration statement.

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil and refined products transportation, storage and terminals; offshore production platforms; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. The partnership’s assets include approximately 51,300 miles of onshore and offshore pipelines; 225 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity. Additional information regarding Enterprise can be found on its website, www.enterpriseproducts.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and its general partner expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors included in Enterprise’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635

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